Exhibit 99.3

FOR IMMEDIATE RELEASE

                                  NEWS RELEASE

      eieiHome.com Inc. to acquire wireless assets from Simmonds Capital

New York, NY and Toronto - July 12, 2000 - eieiHome.com Inc. (OTCBB:EIEI) and Simmonds Capital Limited (TSE:SMM) today announced that they have reached agreement on the terms for the acquisition by eieiHome.com of certain wireless assets owned by Simmonds Capital. The assets to be transferred in the proposed transaction include product inventory, tooling, and related Midland International intellectual property rights for wireless communication products sold outside of the United States. eieiHome.com has agreed to pay Simmonds Capital a portion of the net proceeds from the sale of the wireless inventory, a royalty on all products sold by eieiHome.com under the Midland name or using the tooling assets, and a management fee to assist with the execution of the business growth plan. The completion of the acquisition is subject to the negotiation and execution of definitive agreements.

John Simmonds, the CEO of both Simmonds Capital and of eieiHome.com, stated "There is a significant opportunity today for growth through consolidation in the wireless land mobile radio market. With the completion of the sale of its Internet business, this is an excellent opportunity for eieiHome.com to build a new wireless communication business. As a major shareholder of eieieHome.com, Simmonds Capital is pleased to provide assistance to them in realizing on this wireless opportunity."

Mr. Paul Hickey, Chairman of eieiHome.com, stated " We are delighted to be able to utilize the knowledge and experience of Simmonds Capital in the development of this new business opportunity."

Simmonds Capital Limited is a merchant banking company with an active role in certain strategic investments. The company has a 38% beneficial interest in eieiHome.com Inc. Simmonds Capital's current investments also include interactive gaming technology focused on the North American horse racing market.

eieiHome.com Inc. is a Delaware corporation whose shares are quoted on the NASDAQ Bulletin Board.


                                  * * * * * * *

For further information contact:
                        John Simmonds, CEO
                        905-837-9909


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